UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2010

Evergreen Energy Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 1300, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 293-2992

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 2, 2010 Mr. Miles Mahoney announced his resignation as president and Chief Operating Officer of Evergreen Energy Inc. (the “Company”).  Simultaneously,  the Company announced that Michael Gionfriddo, the Company’s current Chief Technology Officer, will be the acting president and assume the day-to-day management of the GreenCert operation.

Mr. Gionfriddo has served as Chief Technology Officer since May 2010.  Prior to joining Evergreen, Mr. Gionfriddo served as Chief Technologist at Juniper Networks for the Junos Space group from March of 2010 to May of 2010.  From May 2009 to March 2010 Mr. Gionfriddo was CTO at Enhanced Communication Delivery System where he lead the creation of a cloud-based, multi-channel communication platform, ecENACT.  From August 2003 to March 2009 Mr. Gionfriddo held a varieties of roles at Sun Microsystems with increasing responsibility. In his last assignment he served as CTO for JavaFX. While at Sun, he also served as Chief Architect for the Java CAPS and Sun Connection Network product lines.  He was awarded the Distinguished Engineer title in 2006. Mr. Gionfriddo has held the position of Technical Director at Rogue Wave Software, CTO at EdeNet Communications, and Director of Technology at Lutris Technologies.  Mike was also one of the early innovators on the Java platform, pioneering some of the early server and management components. Mr. Gionfriddo has BS in Mathematics with Computer Science from Carnegie-Mellon University.  Mr. Gionfriddo has no prior related transactions with the Company and does not have an employment agreement.

A press release announcing the appointment of Mr. Gionfriddo as the acting president and the  resignation of Mr. Mahoney are attached as exhibit 99.1 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.	The following material is filed as an exhibit to this Current Report on Form 8-K:

	Exhibit 99.1	Press release of Evergreen Energy Inc., dated August 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN ENERGY INC.

Date: August 6, 2010	By: /s/ DIANA L. KUBIK
Name: Diana L. Kubik
Title: Vice President and Chief Financial Officer